Exhibit 3.9

SCHEDULE “A”

BY-LAW NO. 1

A by-law relating generally to the

transaction of the business and affairs of

I N D E X

ARTICLE ONE

INTERPRETATION

1.01	Definitions - In this by-law:

(a)	“Act” means the Canada Business Corporations Act, S.C. 1974-75, c. 33 and any statute that may be substituted therefor, as from time to time amended, and the Regulations thereto and any Regulations that may be substituted therefor, as from time to time amended, and a reference to a particular provision or provisions of the Act shall be deemed to be a reference to such provision or provisions as the same may be thereafter from time to time amended or supplemented;

(b)	“articles” means the articles of SPUNTECH FABRICS INC. Limited attached to the Certificate of Incorporation dated the 6th day of December, A.D. 1988, by which the Corporation was incorporated, as the same may be from time to time restated, amended or otherwise altered in accordance with the Act;

(c)	“by-law” means this by-law and “by-laws” means this by-law and any other by-laws of the Corporation hereafter passed as from time to time amended;

(d)	“Corporation” means the corporation incorporated under the Act under the name SPUNTECH FABRICS INC.

(e)	“meeting of shareholders” includes an annual meeting of shareholders, a special meeting of shareholders and a meeting of any class or classes of shareholders;

(f)	“officer” includes a person appointed as an assistant officer;

and terms in this by-law not otherwise defined in this Section 1.01 shall have the respective meanings ascribed thereto in the Act.

1.02	Number and Gender - In this by-law and in all other by-laws of the Corporation, unless the context otherwise requires, words importing the singular number shall include the plural and vice versa, and words importing any of the masculine, feminine or neuter genders shall include the other genders.

1.03	Interpretation Not Affected by Headings - The use of the headings and the division of the contents into groupings thereunder in this by-law is for convenience of reference only and shall not affect the interpretation of the provisions hereof.

ARTICLE TWO

GENERAL

2.01	Registered Office - Until changed by articles of amendment, the registered office of the Corporation shall remain the place specified in the articles and at such address therein as the Board of Directors may designate from time to time by resolution.

2.02	Corporate Seal - Until changed by resolution of the Board of Directors, the corporate seal of the Corporation shall be in the form impressed in the adjoining space.

2.03	Financial Year - Until changed by resolution of the Board of Directors, the financial year of the Corporation shall end on the 31st day of March in each year

2.04	Banking Arrangements - The banking business of the Corporation, or any part thereof, shall be transacted with such bank, trust company or other firm or corporation carrying on in whole or in part business of a banking nature, as the Board of Directors may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more officers and/or other persons as the Board of Directors may designate, direct or authorize from time to time by resolution and to the extent therein provided.

2.05	Unanimous Shareholders’ Agreement - The provisions of the by-laws shall a subject to the provisions of any lawful written agreement among all the shareholders of the Corporation, or among all the shareholders and a person who is not a shareholder, that restricts in whole or in part the powers of the Directors to manage the business and affairs of the Corporation.

2.06	Borrowing - Subject to the articles and the by-laws, Directors of the Corporation may, without authorization of the shareholders:

(a)	borrow money upon the credit of the-Corporation;

(b)	issue, reissue, sell or pledge debt obligations of the Corporation; and

(c)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any debt obligation of the Corporation.

2.07	Execution of Documents - Deeds, transfers, assignments, contracts, obligations, certificates and other instruments to be signed on behalf of the Corporation shall be signed by the President or a Vice-President or the General Manager or a Director and by the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, the Secretary-Treasurer, or any other Director.

Notwithstanding the foregoing, the Board of Directors may at any time and from time to time authorize and direct both the manner in which and the person or persons or any class thereof by whom any deed, transfer, assignment, contract, obligation, certificate or instrument or any class thereof may or shall be signed on behalf of the Corporation and the person or persons so authorized and directed may, but need not be, a Director of the Corporation, or one of the above-mentioned officers and, if the business and operations of the Corporation be divided into divisions pursuant to Article Seven hereof, the Board of Directors of the Corporation or the chief executive officer of a Division may authorize and direct a person or persons to sign in the manner aforesaid on behalf of the Corporation.

2.08	Loans and Guarantees - The Corporation may not give financial assistance by means of a loan, guarantee or otherwise to any shareholder, director, officer or employee thereof or of an affiliated corporation or to any associate of any such person except as permitted under the Act.

ARTICLE THREE

DIRECTORS AND OFFICERS

3.01	Number of Directors - Until changed by articles of amendment, the number of Directors shall be not less than the minimum and not more than the maximum number specified in the articles and may be changed from time to time within such limits by resolution of the Board of Directors. If at any time there shall be authorized only one Director of the Corporation, then, subject always to any specific provisions in that behalf in the Act, the references in the by-laws to “Board of Directors” and “Directors” shall be deemed to be references to “the sole Director” of the Corporation, mutatis mutandis.

3.02	Powers of Directors to Manage - The Directors shall manage the business and affairs of the Corporation.

3.03	Qualifications of Directors -

(a)	The following persons are disqualified from being Directors of the Corporation:

(i)	anyone who is less than eighteen years of age;

(ii)	anyone who is of unsound mind and has been so found by a Court in Canada or elsewhere;

(iii)	a person who is not an individual; or

(iv)	a person who has the status of a bankrupt.

(b)	Subject to the provisions of the Act relating to holding corporations, a majority of the Directors shall be resident Canadians.

(c)	A Director ceases to hold office:

(i)	upon his death or upon his written resignation (which resignation shall become effective at the time that it is sent to the Corporation, or at the time specified in the resignation, whichever is later);

(ii)	when he becomes disqualified in accordance with this Section 3.03; or

(iii)	when he is removed from office in accordance with the Act by the passing of an ordinary resolution to that effect at a special meeting of shareholders.

(d)	A Director need not be a shareholder of the Corporation.

3.04	Election of Directors -

(a)	The shareholders of the Corporation shall, by ordinary resolution at each annual meeting at which an election of Directors is required, elect Directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election;

(b)	It is not necessary that all Directors elected at a meeting of shareholders hold office for the same term;

(c)	A Director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his election;

(d)	Notwithstanding the provisions of Section 3.05(b) hereof, but subject to the other provisions in that behalf contained in the Act, a quorum of Directors may fill a vacancy resulting from an increase in the minimum number of Directors or from a failure to elect the minimum number of Directors required by the articles;

(e)	If there is not a quorum of Directors, or if there has been a failure to elect the minimum number of Directors required by the articles, the Directors then in office shall forthwith call a special meeting of shareholders to fill any vacancy and, if they fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

3.05	Quorum for Directors’ Meetings -

(a)	The quorum for a meeting of Directors shall be fixed by a resolution of the Directors and may be less than the minimum number of Directors required by the articles;

(b)	Subject to the provisions of the Act relating to holding corporations, the Directors shall not transact business at a meeting of Directors unless the majority of the Directors present are resident Canadians;

(c)	Notwithstanding Sub-section (b), Directors may transact business at a meeting of Directors where a majority of Canadian resident Directors is not present, if:

(i)	a resident Canadian Director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted or to be transacted at the meeting; and

(ii)	a majority of resident Canadian Directors would have been present had that Director been present at the meeting.

3.06	Meetings By Telephone - A Director may, if all the Directors of the Corporation consent either generally with respect to all meetings or with respect to any specific meeting, participate in a meeting of Directors or of a committee of Directors by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other, and a Director participating in such a meeting by such means is deemed to be present at that meeting.

3.07	Resolution in Lieu of Meeting - A resolution in writing, signed by all the Directors entitled to vote on that resolution at a meeting of Directors or committee of Directors, is as valid as if it had been passed at a meeting of Directors or committee of Directors.

3.08	Calling of Meetings of Directors - Meetings of the Board of Directors shall be called and held from time to time at such place within or outside Canada, at such time and on such day as the Chairman of the Board, if any, or the President, or a Vice-President if he be a Director, or any two Directors, or the Board of Directors may determine, and the Secretary or any other officer of the Corporation shall call meetings when so directed or authorized. Notice of every meeting so called shall be sent by mail, telex, telegraph, telephone or other communications facility or delivered personally to each Director at least 24 Hours before the time when the meeting is to be held. A notice of a meeting of Directors need not specify the purpose of or the business to be transacted at the meeting unless the Act requires such matter to be specified.

3.09	Chairman of Meetings - The Chairman of the Board, or, if none, the President or, in his absence, a Vice-President if he be a Director, shall be Chairman of any meeting of the Board. If no such officer be present, the Directors present shall choose one of their number to be Chairman.

3.10	Waiver of Notice - A Director may, either before or after the meeting, waive a notice of a meeting of Directors; and attendance of a Director at a meeting of Directors is a waiver of notice of the meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

3.11	Dissent -

(a)	A Director who is present at a meeting of Directors or committee of Directors is deemed to have consented to any resolution passed or action taken thereat unless:

(i)	he requests that his dissent be or his dissent is entered in the Minutes of the meeting;

(ii)	he sends his written dissent to the Secretary of the meeting before the meeting is adjourned; or

(iii)	he sends his dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is adjourned.

(b)	A Director who votes for or consents to a resolution is not entitled to dissent under Sub-section (a).

(c)	A Director who was not present at a meeting at which a resolution was passed or action taken is deemed to have consented thereto unless, within seven (7) days after he becomes aware of the resolution, he:

(i)	causes his dissent to be placed with the Minutes of the meeting; or

(ii)	sends his dissent by registered mail or delivers it to the registered office of the Corporation.

3.12	Votes to Govern - At all meetings of the Board of Directors, every question to be decided shall be decided upon by a majority of the votes cast on the question and in case of an equality of votes the Chairman shall be entitled to a second or casting vote.

3.13	Remuneration of Directors - The Directors shall be paid such remuneration, if any, as the Board of Directors may from time to time determine. Any remuneration so payable to a Director who is also an officer or employee of the Corporation shall be in addition to his salary as such officer or employee, as the case may be. In addition, the Board of Directors may by resolution from time to time award special remuneration out of the funds of the Corporation to any Director who performs any special work or service for, or undertakes any special mission on behalf of, the Corporation outside the work or services ordinarily required of a Director of the Corporation. The Directors shall also be paid such sums in respect of their out-of-pocket expenses incurred in attending Board, committee or shareholders’ meetings or otherwise in respect of the performance by them of their duties as the Board of Directors may from time to time determine. No confirmation by the shareholders of any such remuneration or payment shall be required.

3.14	Disclosure of Interested Director Contracts -

(a)	With respect to a material contract between the Corporation and one or more Directors thereof or between the Corporation and another person of which the Director of the Corporation is a director or in which he has a material interest, such material contract is neither void nor voidable by reason only of that relationship or by reason only that a Director with an interest in the contract is present at or is counted to determine the presence of a quorum at a meeting of Directors or committee of Directors that authorized the contract, if the Director disclosed his interest in accordance with the Act and the contract was approved by the Directors or the shareholders and it was reasonable and fair to the Corporation at the time it was approved.

(b)	With respect to a non-material contract or transaction between the Corporation and any Director, the following shall apply. No Director shall be disqualified by reason of being a Director from, or be required to vacate his office as a Director by reason of, holding any other office or place of profit with or with respect to the Corporation or any body corporate in which the Corporation is or proposes to become a shareholder, or by reason of contracting with or being otherwise in any way directly or indirectly interested or concerned in any contract or arrangement made or proposed to be made with the Corporation, nor shall any Director be liable to account to the Corporation or any of its shareholders or creditors for any profit arising from any such office or place of profit; and, subject always to the provisions in that regard contained in the Act, no contract or arrangement entered into by or on behalf of the

Corporation in which any Director shall be in any way directly or indirectly interested shall be void or voidable, and no Director shall be liable to account to the Corporation or any of its shareholders or creditors for any profit realized by or from any such contract or arrangement by reason of any fiduciary relationship.

(c)	No Director shall be obliged to make any declaration of interest with respect to a contract or proposed contract with the Corporation in which such Director is in any way directly or indirectly interested except such declaration as is required by the Act, nor, subject to such provisions, shall any Director be obliged to refrain from voting in respect of any such contract.

(d)	For the purposes of this Section 3.14, the term “Director” shall include both a Director and an officer. The provisions of Sub-sections 3.14(b) and (c) are in supplement of and not by way of limitation upon the rights and obligations in that regard conferred upon Directors by the Act.

3.15	Limitation of Liability - Except as otherwise provided in the Act, no Director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other Director, officer or employee or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be placed out or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person, including any person with whom any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of, or any damages resulting from any dealings with, the moneys, securities or other assets of the Corporation, or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided, however, that nothing in this Section 3.15 shall relieve any Director or officer, in the exercising of his powers and in the discharging of his duties, from his duty to act honestly and in good faith with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reason ably prudent person would exercise in comparable circumstances.

3.16	Delegation to Managing Director or Committee of Directors - The Directors may appoint from their number a managing Director who is a resident Canadian or a committee of Directors and, subject to the provisions of the Act in that regard, may delegate to such managing Director or committee any of the powers of the Directors and, subject to the provision of the Act relating to holding corporations, a majority of the members of any such committee must be resident Canadians.

3.17	Indemnification of Directors -

(a)	Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a Director or officer of the Corporation, a former Director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a Director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or officer of the Corporation or body corporate, as the case may be, if:

(i)	he acted honestly and in good faith with a view to the best interests of the Corporation; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(b)	The Corporation may with the approval of a court indemnify a person referred to in Sub-section (a) in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a Director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (a) (i) and (ii);

(c)	Notwithstanding anything in this Section, the Corporation shall indemnify any person referred to in Subsection (a) who has been substantially successful in the defence of any civil, criminal or administrative action or proceeding to which he is made party by reason of being or having been a Director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in respect of such action or proceeding;

(d)	The Corporation may purchase and maintain insurance for the benefit of any person referred to in this Section against any liability incurred by him in his capacity as a Director or officer of the Corporation for failing to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

3.18	Authority to Appoint Officers -

(a)	Subject to the articles and to the provisions of this Section 3.18, the Directors may designate the offices of the Corporation and may appoint to fill such offices persons of full capacity, and may specify their duties and, subject to certain exceptions in the Act, may delegate to them powers to manage the business of the Corporation;

(b)	A Director may be appointed to any office of the Corporation;

(c)	Two or more offices of the Corporation may be held by the same person;

(d)	Except for the Chairman of the Board, if any, and the President, an officer need not be a Director;

(e)	The officers shall be appointed at the first meeting of the Board of Directors after the election of Directors by the shareholders but, in default of such election or appointment, the then incumbents shall hold office until their successors are elected or appointed;

(f)	Any of the powers and duties of an officer for whom an assistant officer has been appointed may be exercised and performed by such assistant, unless the President or the Board of Directors otherwise directs.

3.19	Terms of Office and Remuneration - The terms of employment an remuneration of the officers elected or appointed by the Board of Directors shall be approved by the Board of Directors, or any officer designated by it, from time to time. The Board of Directors may remove at its pleasure any officer of the Corporation. Otherwise, each officer elected or appointed by the Board of Directors shall hold office until his successor is elected or appointed, except that the respective term of office of the Chairman of the Board and of the President shall expire if and when he shall cease to be a Director.

3.20	Chairman of the Board - The Chairman of the Board, if any, shall, when present, preside at all meetings of the Directors and shall have such other powers and duties as may from time to time be assigned to him by the Board of Directors.

3.21	President - The Corporation shall at all times have a President who, when present, shall preside at all meetings of shareholders and, in the absence of a Chairman of the Board, at all meetings of the Board of Directors. The President shall be the chief executive officer of the Corporation and shall be charged, subject to the authority of the Board of Directors, with general supervision of the business and affairs of the Corporation.

3.22	Vice-President - During the absence or inability of the President, his duties may be performed and his powers may be exercised by the Vice-President, or if there are more than one, by the Vice-Presidents in order of seniority (as determined by the Board of Directors), save that no Vice-President shall preside at a meeting of the Board of Directors or at a meeting of shareholders who is not qualified to attend the meeting as a Director or a shareholder, as the case may be. If a Vice-President exercises any such duty or power, the absence or inability of the President shall be presumed with reference thereto. A Vice-President shall also perform such duties and exercise such powers as the President may from time to time delegate to him or the Board of Directors may prescribe.

3.23	General Manager - The General Manager, if one be appointed, shall have the general management and direction, subject to the authority of the Board of Directors and the super vision of the President, of the Corporation’s business and affairs and the power to appoint and remove any and all officers, employees and agents of the Corporation not elected or appointed directly by the Board of Directors and to settle the terms of their employment and remuneration. If and so long as the General Manager is a Director, he may, but need not be, known as the Managing Director.

3.24	Secretary - The Secretary, if one be appointed, shall give or cause to be given, as and when instructed, all notices required to be given to shareholders, directors, auditors and members of committees; he shall attend all meetings of the Directors and of the shareholders and shall enter or cause to be entered in books kept for that purpose Minutes of all proceedings at such meetings; he shall, except when some other officer or agent has been appointed for that purpose, be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and all books, papers, records, documents and other instruments belonging to the Corporation, and he shall perform such other duties as may from time to time be prescribed by the Board of Directors.

3.25	Treasurer - The Treasurer, if one be appointed, shall keep full and accurate books of account in compliance with the Act in which shall be recorded all receipts and disbursements of the Corporation, shall control the deposit of money, the safekeeping of securities and the disbursements of funds of the Corporation; he shall render to the Board of Directors as and when required of him an account of all his transactions as Treasurer and of the financial position of the Corporation; and he shall perform such other duties as the Board of Directors or the President may from time to time prescribe. In the event that no Treasurer is appointed, the Board of Directors shall designate a person to perform the duties and functions of a Treasurer.

3.26	Comptroller - The Comptroller, if one be appointed, shall perform such of the duties of the Treasurer as may be prescribed by the Board of Directors and shall perform such other duties and have such additional powers as may from time to time be prescribed by the Board of Directors or by the President. The Comptroller may also be known and designated as Controller.

3.27	Agents and Attorneys - The Board of Directors shall have power from time to time to appoint agents or attorneys for the Corporation in or out of Nova Scotia with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

ARTICLE FOUR

MEETINGS OF SHAREHOLDERS

4.01	Calling of Meetings - The annual meeting of shareholders shall be held at such time and on such day in each year as the Board of Directors may from time to time determine, for the purpose of receiving the reports and statements required by the Act to be placed before the annual meeting, electing Directors and appointing auditors, and for the transaction of such other business as may properly be brought before the meeting. The Directors shall call an annual meeting of shareholders not later than eighteen months after the Corporation comes into existence and subsequently not later than fifteen months after holding the last preceding annual meeting, and may at any time call a special meeting of shareholders.

4.02	Place of Meetings - Meetings of shareholders shall be held at the registered office of the Corporation or at such place within Canada that the Directors determine. Notwithstanding the foregoing, a meeting of shareholders of the Corporation may be held outside Canada if all the shareholders entitled to vote at that meeting so agree, and a shareholder who attends a meeting of shareholders held outside Canada is deemed to have so agreed, except when he attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held.

4.03	Notices - Notice of the time and place of each meeting of shareholders shall be sent by mail, telex, telegraph or other communications facility or by personal delivery in accordance with the provisions of Section 9.01 hereof, not less than twenty-one (21) nor more than fifty (50) days before the meeting to the auditor of the Corporation, to each Director and to each shareholder entitled to vote at the meeting. Notice of a special meeting of shareholders or of an annual meeting of shareholders at which business is to be transacted other than consideration of the financial statements and auditors’ report and the election of Directors and appointment of auditors shall state the nature of the business in sufficient detail to permit the shareholders to form a reasoned judgment thereon and the text of any special resolution to be submitted to such meeting. A notice of meeting is not required to be sent to shareholders who were not registered on the records of the Corporation or its transfer agent on the record date referred to in Section 4.04 hereof, but failure to receive a notice does not deprive a shareholder of the right to vote at such meeting.

4.04	Record Date - The Directors may, in accordance with the provisions of the Act, fix in advance record dates for the purpose of determining shareholders entitled to receive payment of a dividend, to participate in a liquidation distribution, to receive notice of or vote at a meeting or for any other purpose but, if no such record date is so fixed

(a)	the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be:

(i)	at the close of business on the day immediately preceding the day on which the notice is given, or

(ii)	if no notice is given, the day on which the meeting is held; and

(b)	the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be at the close of business on the day on which the Directors pass the resolution relating thereto.

4.05	Waiver of Notice - A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders, and attendance of any such person at a meeting of shareholders is a waiver of notice of the meeting, except where he attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

4.06	Other Rights of Shareholders Regarding Meetings – Shareholders are entitled to submit proposals to the Corporation and discuss proposals at an annual meeting of shareholders, to vote at meetings of shareholders if recorded on a list of shareholders prepared by the Corporation and to requisition the holding of a meeting of shareholders, in each case all in accordance with the relevant provisions of the Act and any specific provisions in that regard contained in the articles.

4.07	Chairman and Secretary - The President or, in his absence, a Vice-President who is a Director, shall be the Chairman of any meeting of shareholders. If no such officer be present within fifteen (15) minutes after the time fixed for holding the meeting, the persons present and entitled to vote thereat shall choose one of their number to be Chairman. The Secretary of the Corporation shall be the Secretary of any meeting of shareholders but, if the Secretary is not present, the Chairman shall appoint some person who need not be a shareholder to act as Secretary of the meeting.

4.08	Persons Entitled to be Present - The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat, the auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provisions of the Act or the by-laws of the Corporation to be present at the meeting. Any other person shall be admitted only on the invitation of the Chairman.

4.09	Quorum - Two (2) individuals or, if the Corporation has only one shareholder or only one holder of any class or series of shares, one (1) individual present in person entitled to vote thereat and either holding or representing by proxy Fifty percent (50%) of the shares entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of shareholders and, if ‘such quorum is present at the opening of the meeting, the business of the meeting may proceed, notwithstanding that a quorum is not present throughout the meeting.

4.10	One-Shareholder Meetings - If the Corporation has only one shareholder, or only one holder of any class or series of shares, the sole shareholder may hold a meeting, in which case the presence of such sole shareholder in person or by proxy constitutes a meeting and no notice thereof is required or in lieu thereof and subject to the provisions of Section 4.11, the sole shareholder may sign a resolution in writing in accordance with the provisions of the said Section 4.11.

4.11	Resolution in Lieu of Meeting - Except in circumstances in which the auditor or a Director submits a written statement in connection with a meeting of shareholders as permitted by the Act:

(a)	a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b)	a resolution in writing dealing with all matters required by the Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of the Act relating to meetings of shareholders.

4.12	Votes to Govern - At all meetings of the shareholders, every question to be decided shall be decided upon by a majority of the votes cast on the question and in case of an equality of votes, the Chairman shall be entitled to a second or casting vote.

4.13	Votes of Joint Shareholders - If shares are held in the names of two or more persons, any one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others or in the absence of communication from the other or others, vote such shares, but in case more than one of them be present in person or represented by proxy, they shall vote together on the shares jointly held and, if they fail to agree to vote together on the shares jointly held, no vote shall be counted in respect of such shares.

4.14	Proxies - If immediately prior to the calling of a meeting of shareholders the Corporation has not less than fifteen shareholders, two or more joint holders being counted as one shareholder, the Corporation shall comply with the procedure for the solicitation of proxies prescribed by the Act; otherwise, the Corporation shall comply with the provisions contained in the Act with respect to the execution, validity, revocation and deposit of proxies.

4.15	Show of Hands and Ballot - Voting at a meeting of shareholders shall be by show of hands, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at such meeting and such demand may be made either before or after any vote by show of hands.

ARTICLE FIVE

SHARES

5.01	Issue - Subject to any pre-emptive rights authorized by the articles, shares of the Corporation may be issued at such times and to such persons and for such consideration as the Directors may determine. Shares issued by the Corporation are non-assessable and the holders are not liable to the Corporation or to its creditors in respect thereof.

5.02	Consideration - A share shall not be issued until it is fully paid in money or in property or past services that is the fair equivalent of the money that the Corporation would have received if the share had been issued for money. In determining whether property or past services is the fair equivalent of a money consideration, the Directors may take into account reasonable charges and expenses of organization and re-organization and payments for the property and past services reasonably expected to benefit the Corporation. For the purposes of this Section, “property” does not include a promissory note or a promise to pay.

5.03	Security Certificates - Every security holder is entitled, at his option, to a security certificate that complies with the Act (including the display thereon of information as to rights; privileges, restrictions and conditions attaching to the shares represented thereby) or a non-transferable written acknowledgement of his right to obtain such a security certificate from the Corporation in respect of its securities held by him and, subject to the foregoing, it shall be in such form or forms as the Board of Directors shall from time to time by resolution approve and shall be signed by any two officers or Directors or as the Board of Directors may otherwise from time to time direct and need not be under corporate seal.

5.04	Securities Records, Issue and Transfer. - The securities records of the Corporation shall a maintained in accordance with, and the issue and transfer of securities of the Corporation shall be governed by, the provisions of the Act in that regard.

ARTICLE SIX

FINANCIAL DISCLOSURE

6.01	Financial Disclosure - The Corporation and its Directors and officers, as the case may be, shall prepare or cause to be prepared and shall approve financial statements and shall distribute and submit the same to the shareholders and, if applicable, shall file such financial statements with the Director appointed under the Act, all in accordance with the provisions of, and they shall each comply with, all other relevant provisions of the Act.

6.02	Appointment of Auditors - The shareholders shall appoint a duly qualified auditor in accordance with the Act unless the shareholders resolve not to appoint an auditor in accordance with the Act.

ARTICLE SEVEN

DIVISIONS OF THE CORPORATION

7.01	Authority to Create and Transact Business b Divisions – The Boar of Directors may determine from time to time that the business and operations of the Corporation be divided into divisions based upon character or type of operations of or the type of products manufactured or distributed by or the type of services provided by the Corporation or upon such other basis of division and under such divisional names as the Board of Directors may consider advisable. Subject always to the provisions of the Act, the Corporation may transact business and execute contracts under its own corporate name, or, if authorized by the Board of Directors, under one or more trade names approved for such purpose in such manner as may be authorized by the Board of Directors; and, likewise, any division into which any of the business or operations of the Corporation may have been divided may likewise transact business and execute contracts and other legal documents and sign cheques and do all other acts and things necessary or appropriate for and on behalf of the Corporation under one or more trade names if approved by the Board of Directors and in such manner as may be authorized by the Board of Directors.

7.02	Designation and Appointment of Divisional Officers - The Board of Directors may, by resolution, designate and appoint officers of a particular division with such official titles as the Board of Directors may from time to time determine. Such divisional officers shall not be general officers of the Corporation, except upon election or appointment to such additional corporate office, and shall serve in such respective capacities at the pleasure of the Board of Directors.

7.03	Duties of Divisional Officers - The duties, responsibilities and imitations of any divisional officers of the Corporation shall be such as the Board of Directors may from time to time deem proper and the authority of such officers shall be limited to acts and transactions pertaining to the business which such division is authorized to transact and perform, provided, however, that if the same individual is elected or appointed to a general office of the Corporation pursuant to Section 3.18, the foregoing shall not limit his acts under the general powers and duties of such general corporate office.

ARTICLE EIGHT

DIVIDENDS

8.01	Declaration and Payment of Dividends - The Corporation shall not declare or pay a dividend if there are reasonable grounds for believing that:

(a)	it is, or would after the payment be, unable to pay its liabilities as they become due; or

(b)	the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes;

but, subject to the foregoing, the Corporation may pay a dividend in money or property or by issuing fully paid shares of the Corporation.

8.02	Method of Payment - Dividends may be declared by resolution of the Board of Directors, which resolution shall specify the method of payment thereof.

8.03	Record Date - A record date for the purpose of determining shareholders entitled to receive the payment of dividends may be fixed by the Board of Directors in accordance with or, in lieu thereof, shall be determined by, as the case may be, the relevant provisions of Section 4.04.

ARTICLE NINE

NOTICES

9.01	Method of Giving Notices - Any notice (which term includes any communication or document) to be sent, delivered, or served pursuant to the Act, the articles, the by-laws or otherwise to the Corporation, a shareholder, a Director, an officer, or the auditor shall be sufficiently sent if delivered personally to the person to whom it is to be sent or if delivered to his recorded address or if mailed to him at his recorded address by prepaid mail, or if sent to him at his recorded address by telex, telegraph, or other communications facility. A notice so delivered shall be deemed to have been sent and received when it is delivered personally or at the address aforesaid: a notice so mailed shall be deemed to have been sent and received when deposited in a post office or public letter box provided that a notice or document sent by prepaid mail to a shareholder or Director shall be deemed to be received by him at the time it would be delivered in, the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or Director did not receive the notice or document at that time or at all; and a notice sent by telex, telegram or other communications facility shall be deemed to have been sent and received at the close of business on the day of dispatch or if delivered to the appropriate communication company or its representative for dispatch, then on the close of business on the day of such delivery. The term “recorded address” means, in the case of a shareholder, his latest address as shown in the records of the Corporation or its transfer agent; in the case of a Director, his latest address as shown in the records of the Corporation or in the last notice of Directors or notice of change of Directors as filed in accordance with the Act; in the case of an officer or auditor, his address as recorded in the records of the Corporation; and in the case of the Corporation, its registered office. The Secretary may change or cause to be changed the recorded address of any shareholder, Director, officer or auditor in accordance with any information believed by him to be reliable.

9.02	Omissions and Errors - The accidental omission to give any notice to any shareholder, Director, officer or auditor or the non-receipt of any notice by any shareholder, Director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.03	Notice to Joint Shareholders - All notices with respect to any shares registered in more than one name may, if more than one address appears on the books of the Corporation in respect of such joint holding, be given to such joint shareholders at the first address so appearing and notice so given shall be sufficient notice to all the holders of such shares.

9.04	Waiver of Notices Generally -Where a notice or document is required by the Act or regulations thereunder to be sent, the notice may be waived or the time for the notice may be waived or abridged at any time with the consent in writing of the person entitled thereto.

ARTICLE TEN

EFFECTIVE DATE

10.01	This by-law shall come into force and take effect, subject to confirmation by the shareholders in accordance with the Act, upon enactment by the Directors of the Corporation.

ENACTED by the Board of Directors the 6th day of December A.D. 1988.

WITNESS the corporate seal of the Corporation.

/s/ Guy C. Spavold
GUY C. SPAVOLD
Sole Director